Exhibit 99

News Release

Arch Chemicals, Inc.
501 Merritt 7
P.O. Box 5204
Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS SELLS PERFORMANCE URETHANES
BUSINESS IN VENEZUELA

NORWALK, CT, September 10, 2007 -- Arch Chemicals, Inc. (NYSE: ARJ) has completed the sale of its non-strategic performance urethanes and organics business located in Santa Rita, Venezuela.

Net proceeds from the sale are expected to be approximately $14 million and are subject to a post-closing working capital adjustment. In addition, the agreement provides for a contingent earn-out based upon future performance of one of the products of the divested business. The Company expects to record a non-cash, pre-tax loss of approximately $14 million on this transaction due to the recognition of historical foreign currency translation losses. Arch’s Venezuelan subsidiary, Arch Quimica Andina, C.A., generated sales of approximately $32 million in 2006.

“This divestiture is a part of Arch’s strategy of focusing our resources on pursuing global growth opportunities in our core Biocides businesses, such as our recent acquisition of the remaining 51 percent of the former Koppers-Arch wood protection joint venture in Australia,” commented Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “We remain firmly committed to the South American marketplace, where we will continue to grow our Biocides businesses that supply water treatment chemicals, wood preservatives, ingredients for hair and skin care products, and products for health and hygiene applications,” Mr. Campbell added.

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.4 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

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